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                                                                  EXHIBIT 5.2

[NOVA Chemicals Corporation]

February 23, 2004

Securities and Exchange Commission
Judiciary Plaza
450 5th Street N.W.
Washington, D.C. 20549

Dear Sirs:

Re: NOVA Chemicals Corporation ("NOVA Chemicals")
-------------------------------------------------

I consent to the reference to my name and titles under the caption "Legal Matters" and to my opinion under the caption "Description of the New Notes - Enforceability of Judgments" in the Registration Statement on Form F-10 for the registration of up to U.S. $400,000,000 of certain Debt Securities, and in the related prospectus of NOVA Chemicals, to be filed with the United States Securities and Exchange Commission on or about February 23, 2004.

Yours truly,

/s/ Jack S. Mustoe
----------------------------
Jack S. Mustoe
Senior Vice President, Legal
and General Counsel